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                                   CALL OPTION

         THIS IS TO CERTIFY that, for $1,000 and other value received and subject to these terms and conditions, ShopNow.com Inc. ("HOLDER"), is entitled to exercise this Call Option to purchase 1,337,896 fully paid and nonassessable shares (the "SHARES") of the Common Stock (the "COMMON STOCK") of Ubarter.com Inc., a Nevada corporation (the "COMPANY"), from Steven White (the "SHAREHOLDER") at a price per share of $6.00.

         This Call Option may be exercised by the Holder, at any time after the date of issuance, but not later than April 30, 2000, in whole or in part, by delivering to the Shareholder (a) this Call Option, (b) a certified or cashier's check payable to the Shareholder in the amount of the Exercise Price multiplied by the number of shares for which this Call Option is being exercised (the "PURCHASE PRICE"), and (c) the Notice of Exercise attached as EXHIBIT A duly completed and executed by the Holder. Upon exercise, the Holder shall be entitled to receive from the Company a stock certificate in proper form representing the number of shares of Common Stock so purchased. Notwithstanding the foregoing, this Call Option shall immediately terminate if (i) Holder terminates the binding provisions of that certain Letter of Intent, dated December 20, 1999, among Holder, the Company, the Shareholder and New Horizons LLC (the "LOI"), pursuant to Paragraph J(iii), J(iv) or J(v) thereof or (ii) the Company and Holder terminate the binding provisions of the LOI pursuant to Paragraph J(i) thereof.

         Within 10 days after the payment of the Purchase Price following the exercise of this Call Option (in whole or in part), the Shareholder shall (a) cause the Company, at Holder's expense, to issue in the name of and deliver to the Holder a certificate or certificates for the number of fully paid and nonassessable shares of Common Stock to which the Holder shall be entitled upon such exercise, and (b) grant a new Call Option of like tenor to purchase up to that number of shares of Common Stock, if any, as to which this Call Option has not been exercised if this Call Option has not expired. The Holder shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date this Call Option was exercised, irrespective of the date of delivery of the certificate or certificates representing the Common Stock; provided that, if the date such exercise is made is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of record of such shares of Common Stock at the close of business on the next succeeding date on which the stock transfer books are open.

         The Shareholder hereby represents and warrants to the Holder that
(i) the Shareholder owns beneficially and of record the Shares, free and clear of any liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances or other adverse claims of interest of any kind; (ii) the Shareholder has the

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necessary power and capacity (as the case may be) and authority to execute this Call Option, to make the representations, warranties and covenants herein and to perform the obligations hereunder; (iii) this Call Option is duly executed and is a legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms; and (iv) the execution, delivery and performance of this Call Option by the Shareholder will not (a) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any law applicable to the Shareholder, (b) require any consent, approval or authorization of, or notice to, any person, corporation, partnership, domestic or foreign governmental authority or other organization or entity or (c) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Shareholder is a party or by which the Shareholder is bound or (d) result in the creation or imposition of any lien on any of the Shares held by the Shareholder.

         This Call Option shall be governed by and construed under the laws of the state of Washington without regard to principles of conflict of laws. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Call Option.

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                                        2

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         IN WITNESS WHEREOF, the Shareholder and the Holder have caused this
Call Option to be duly executed by its duly authorized officers, effective as of the date written above.

SHAREHOLDER:              /s/ Steven White
                          -----------------------
                          Steven White





HOLDER:                   ShopNow.com Inc.

                          By: /s/ Alan D. Koslow
                             -------------------------------------------------
                          Name: Alan D. Koslow
                               -----------------------------------------------
                          Title: Executive Vice President, Chief Financial
                                ----------------------------------------------
                                 Officer, Secretary, General Counsel


                                        3

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                                                                       EXHIBIT A

                               NOTICE OF EXERCISE

To:  Steven White

         The undersigned hereby irrevocably elects to purchase ___________ shares of shares of the Common Stock (the "COMMON STOCK") Ubarter.com Inc., a Nevada corporation (the "COMPANY"), issuable upon the exercise of the attached Call Option and requests that Steven White cause the Company to issue certificates for such shares in the name of and delivered to the address of the undersigned, at the address stated below and, if said number of shares shall not be all the shares that may be purchased pursuant to the attached Call Option, that a new Call Option evidencing the right to purchase the balance of such shares be executed in the name of, and delivered to, the undersigned at the address stated below.

         Payment enclosed in the amount of $___________.

         Dated:  ________________

         Name of Holder of Call Option:       ShopNow.com Inc.

         Address:                             411 First Avenue S, Suite 200N
                                              Seattle, WA  98104

         By:__________________________________
         Name:________________________________
         Title:_______________________________